Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the R.H. Donnelley Corporation Dex Media, Inc. 2004 Incentive Award Plan and Stock Option Plan of Dex Media, Inc. of our report dated March 9, 2005, with respect to the combined financial statements of Ameritech Publishing of Illinois, Inc. and Ameritech Publishing of Illinois Partners Partnership included in R.H. Donnelley Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Antonio, Texas
January 27, 2006